EXHIBIT 99.2

Micro Therapeutics, Inc.

2003 FIRST QUARTER

FINANCIAL RESULTS

CONFERENCE CALL TRANSCRIPT

April 29, 2003

7:30 a.m. Pacific Standard Time

10:30 a.m. Eastern Standard Time

Operator:

Good morning. My name is Deborah and I will be your conference facilitator today. At this time I would like to welcome everyone to the Micro Therapeutics 1st Quarter 2003 Results conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

At this time I would like to turn the call over to Mr. Tom Wilder, President and Chief Executive Officer. Thank you. Mr. Wilder, you may begin.

Tom Wilder:

Thank you. Good morning everyone and thank you for joining us to discuss Micro Therapeutics 1st Quarter 2003 Financial Results. I am Tom Wilder, MTI’s President and Chief Executive Officer. With me on the call today is Hal Hurwitz, our Chief Financial Officer and Jim Corbett, our Chairman.

On our call today Hal and I will cover operational and financial results, after which we will take questions. If you are not receiving regular communications from MTI and would like to be added to our fax and E-mail list, please contact Rob Whetstone of Pondel Wilkinson at 323.866.6060.

For your information this conference call is being broadcast live on the internet at www.companyboardroom.com. A playback of this call will be available following its conclusion. The playback will continue to be available through 12:00 noon, Pacific Daylight Time Tuesday, May 13, 2003 and may be accessed on the internet at

www.companyboardroom.com. With that said I would like to briefly turn the call over to Hal.

Hal Hurwitz:

Thank you Tom. All of the information discussed on the call today is covered under the Safe Harbor provisions of the Securities Litigation Reform Act. The company’s discussion today will include forward-looking information reflecting management’s current forecast of certain aspects of the company’s future. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. Risk factors associated with our business are set forth in our 1933 and 1934 Act filings, including the Form 10-QSB that we will be filing this quarter. And we suggest that you read all such filings. Tom.

Tom Wilder:

Thanks Hal. I am very pleased to report that net sales in the first quarter increased 93% to $5.2 million compared with net sales of $2.7 million in the 2002 first quarter. Sequentially sales increased 38% from 3.8 million in the fourth quarter of 2002. Let’s look at these sales results by line of business.

Embolic products, which include sales of Onyx and Sapphire coils for the first quarter of 2003, were $1.9 million as compared to $479,000 in the 2002 first quarter, an increase of 300%. Sequentially, Embolic sales increased 64% from the fourth quarter of 2002. These increases are due to positive results during the quarter with respect to both coils and Onyx. Introduction of the Sapphire coil to customers in Europe, which began in the 2002 fourth quarter continued to pick up in the first quarter of 2003. We also commenced marketing the Sapphire line in select countries in Asia and Latin America where significant initial stocking orders were received during the quarter.

In addition, sales of Onyx in the first quarter of 2003 continued to increase sequentially as they did throughout 2002. Looking forward we remain on track for mid 2003 launching in the United States for Sapphire products, although no assurance can be given that regulatory approval to commit such a launch will be obtained.

In the Onyx aneurysm file we have enrolled 19 patients to date, while we have 16 investigative sites ready to enroll and enrolling patients, the recent patient enrollment has not been meeting expectation. As we have discussed in past conference calls, the restructuring of our IDE trial resulted in the narrowing of patient inclusion criteria to achieve greater comparability between the coil and Onyx arm. While we expected that these narrower inclusion criteria would pressure the rate of enrollment, this impact appears to have been greater than was predicted. We are currently considering strategies that could improve enrollment rates, however, at this time we are not confident that we will complete enrollment by the end of the calendar year. It is our objective to be able to update you with respect to our anticipated time table during next quarter’s conference call. Neuro access product revenues for the first quarter of 2003 were $2.6 million as compared to $1.5 million in the 2002 first quarter, an increase of 76%. Sequentially neuro access product revenues increased 17% from the fourth quarter of 2002. Sales in the United States and Europe or neuro access products continue to be paced by the Hyper Glide balloon and the Mirage guidewire.

Peripheral blood clot therapy product revenues for the first quarter of 2003 were $651,000 as compared to $678,000 in the 2002 first quarter, a decrease of 4%. Sequentially peripheral blood clot therapy revenues increased 86%. These fluctuations reflect the continuation of market trends we have commented on in the past, net of the beneficial effect of having to reassume direct sales for this product line this quarter.

In summing up revenues I believe it is fair to say that MTI enjoyed a good quarter to start 2003.

With respect to our distribution arrangement, I would like to give you the following update. We are entering into three new distribution arrangements with our partner, ev3. First, having recently terminated our relationship with Century Medical, we are contracting with ev3 for distribution of all MTI products in Japan. Second, we will use ev3 for distribution of all of our products in Canada; this is consistent with our previously stated strategy of partnering with ev3 in international markets.

And third, we are contracting with ev3 for the distribution of our interventional radiology product lines in the United States, which consist primarily of our peripheral blood clot therapy products. As previously announced, we terminated our relationship with Abbott Laboratories for these product lines at the end of last year. However, with the pending launch of the Sapphire coil line in the United States, it is important that we focus our U.S. sales force exclusively on the neural opportunity, thus we reviewed our domestic distribution strategy for our interventional radiology and peripheral blood clot therapy product line and commenced discussions with ev3; with its acquisition last year of Intratherapeutics, Inc., ev3 has acquired a sizable U.S. sales force focused on interventional radiology. This allows us to leverage increased sales coverage, as well as potential product synergy.

Gross profit as a percentage of sales improved to 63% for the first quarter of 2003 as compared to 57% for the corresponding period in 2002. On a sequential basis gross profit as a percentage of sales increased by 14 points from the fourth quarter of 2002. These increases result primarily from favorable changes in product mix, increased volume of throughput on the manufacturing floor and installation in the fourth quarter of 2002 of a lean manufacturing system.

Now I will turn the call over to Hal who will address operating expenses. Hal.

Hal Hurwitz:

Thanks, Tom. Research and development expenses, which include clinical and regulatory costs increased 105% from $2.2 million in the first quarter of 2002 to $4.6 million in the comparable period of 2003 due primarily to increased activity associated with the U.S. clinical trials for Onyx, new product development activities in Irvine and Germany and amortization of the value of acquired technology in connection with the Dendron acquisition.

Sequentially, research and development expenses decreased 9%. This decrease is due to the peeking in the fourth quarter of 2002 of expenses associated with the submission in the first quarter of 2003 of the pre market approval application related to the use of Onyx in the treatment of AVM. While such extraordinary expense levels continued into the first quarter of 2003, it is our expectation that we will see a continued decrease in subsequent quarters of 2003.

Selling, general and administrative expenses increased 73% to $5.3 million, compared to $3 million in the 2002 first quarter due primarily to increased expenses consistent with higher sales volumes, which included commissions paid to our U.S. sales force and fees paid to ev3 International for sales marketing and administrative services.

Another component of the increase was costs associated with the maintenance and protection of intellectual property rights. Sequentially, selling, general and administrative expenses decreased 1%.

Finally, a significant component of results for the 2003 first quarter was the $7.7 million gain recognized pursuant to the achievement of a milestone by Enteric Medical Technologies, a company in which MTI held a nearly 20% voting share and which was acquired by Boston Scientific in 2002.

With respect to guidance, you may recall from last quarter’s conference call that we expressed our belief that revenues for 2003 would be in the range of $20-24 million. Based on these reported results, we are maintaining this guidance. With respect to gross profit, we reiterate our expectation of realizing a year-over-year improvement of between five and ten points.

Also as discussed in last quarter’s conference call, it is our plan to maintain operating expenses flat on a year-over-year basis, excluding the non-recurring charge in 2002 for acquired in-process R&D and the charges in 2003 for amortization of acquired technology, both in connection with the Dendron acquisition. Maintaining this level of expenditure will be a challenge in light of our clinical trial costs, which are still significant. The U.S. aneurysm trial, post market studies for Onyx low density and high density, a post market study for Sapphire coils are but some of the clinical initiatives either under way or planned.

Moreover, from a marketing and sales perspective, we will have costs associated with the planned launch of the Sapphire coils in the U.S. Nonetheless we are maintaining our past guidance with respect to operating expenses at this time.

That concludes my review of the financials. Tom.

Tom Wilder:	Thank you, Hal. We thank you for your attention and at this time Hal and I would be happy to answer any questions you may have.

Operator:

At this time I would like to remind everyone in order to ask a question, please press star and then the number one on your telephone keypad. We will pause for just a moment to compile the Q and A roster.

Your next question comes from Mark Landy, Leerink Swann.

Mark Landy:	Good morning gentlemen.

Tom Wilder:	Hi Mark.

Mark Landy:

Just a couple of questions. How should we think of Micro Therapeutics and Onyx? It appears that the enrollment is definitely lagging tremendously. Should we just start writing that off and maybe think of that as a 2005 project, 2006 project, or do we continue to believe that these milestones relative to enrollment are going to be achieved?

Tom Wilder:

Mark, let me state that that is a significant question. Definitely not, first of all Onyx is two franchises, AVM and aneurysm. We have submitted, as we mentioned last fall, our Onyx PMA application for AVMs. Onyx in aneurysm and AVMs continues to grow sequentially overseas in markets. We have a number of clinical presentations coming and major meetings on both Onyx and aneurysms and AVMs and while trial enrollment, as the trial is currently structured today, does indicate an approval in the 2005 period. That is a business challenge that we are going to tackle. We have no intention of backing off from what is a proprietary liquid embolic technology in both AVMs and aneurysms.

Mark Landy:	Maybe you can just help us better understand why the enrollment has gone so slow over and above just the criteria for enrollment.

Tom Wilder:

Certainly, when we restructured the trial, we established a patient inclusion criteria as well as a clinical review committee to ensure that patients that enrolled were truly comparable. And running a trial in this way allows for a more secure path to ultimate regulator approval, which is the objective of these clinical trials.

So patients must be considered to be coilable. Their aneurysm anatomy must facilitate coiling without a stent or any other ancillary product. They must also be accessible for the Onyx technology, which indicate certain areas of the cerebral anatomy and not others. So those two factors basically mitigate the rate of enrollment; they also contribute to what we believe are reasonably good acute clinical results thus far. So the results themselves are compelling. We just have to find a way to increase enrollment.

Mark Landy:	In terms of the AVM PMA that was submitted, any feedback from the agency yet?

Tom Wilder:

The FDA has had contact with us. I am very pleased with the progress that we are making with our PMA application. I would go back, Mark, one of the challenges we face in bringing technology into the United States is that we must work within the confines of the FDA. And on the Onyx aneurysm trials, we had discussions last year with the FDA about the basis for approval. And the FDA standards call for a randomization against an established standard of care. So the trial as it is structured today is really the result of discussion with the FDA for the most secure route of approval.

Mark Landy:	If I can just pick that up, isn’t surgery still considered one of the standards of care for aneurysms?

Tom Wilder:

One certainly hears that at the meetings, however, if one is looking at enrolling a trial now, comparing endovascular treatment of aneurysms and open surgical repair, following the ISAT results that were presented in the Lancet and by Dr. Molyneaux last year, I think your enrollment rate would likely be significantly impacted. I believe that as patients become aware of the benefits of endovascular therapies, such a trial would be very, very difficult to undertake.

Mark Landy:

As we move on to coils, I am assuming that a lot of the pick up in sales is due to the coil. And you did mention that there was a significant stocking order from Japan, I think it was. Is that going to be a big Q1 relative to Q2 or should we see a sequential pick up in sales going through the year?

Tom Wilder:	First of all, Mark, it was not in Japan, it was in other international markets.

Mark Landy:	Okay, well you had mentioned that it was significant, so a significant stocking order could mean that they have got significant inventory to work with.

Tom Wilder:	Well, I would characterize the stocking order in the low hundreds of thousands.

Mark Landy:

And a question for Hal. Congratulations on the Enteric payment, I think that is awesome. But as we look out relative to the burn that you are going to go through this year, and I think in your press release you said you are around $15 million cash on hand, that could be including the payment, do we not get pretty close to a low cash balance toward the end of the year?

Hal Hurwitz:

Mark, the best way to answer that is to refer you to the discussion that we had in the liquidity section of the 10-K that we just filed and there are three takeaway points coming from that disclosure. First, we have stated our belief that we will have enough resources to see us to at least mid 2004. Although, we are not representing that we will achieve break even operations by that point; second, it is impossible to project half that point just based on the dynamic nature of the business, which includes factors such as the progress of our clinical and R&D programs and the time taken to achieve regulatory clearances and approvals.

In addition, that period in the mid 2004 is long enough in the future to consider the possibility of the capital market dynamics may make fundraising still attractive, even if we didn’t need it.

And third, as we progress in pursuing our agenda, we will update you to the extent that we think is appropriate.

Mark Landy:

Hal, just if we can maybe just discuss that a little bit, just in terms of the guidance that you have given us for the remainder of 2003, you know, by my rough calculations you are probably going to burn somewhere in the order of around $11 million, maybe $12 million. On a cash balance of $15 million, that is $3 million remaining as you exit the year and I am just using the metrics in terms of the guidance that you have given us for the year. I know those are rough guidelines, but certainly that should be a concern.

Hal Hurwitz:

Mark, again, I would go back to what we just discussed, plus that fact that you are probably aware that Enteric has achieved its second milestone and while we have not yet recognized income with respect to that because the amount and the timing of that payment is still to be finalized, they have achieved the milestone and that will bring in additional funds to MTI.

Mark Landy:	Okay, so this payment is not – this is the first payment and not the second payment.

Hal Hurwitz:	That is correct.

Mark Landy:	Is my assumption correct in that it is a fairly sizable payment somewhere in the magnitude of the first payment?

Hal Hurwitz:	Well Mark, we really can’t disclose that yet. And just to make sure that we are clear on the payments, what we recognized in the first quarter was the first of two milestone payments.

Mark Landy:	Yeah, that is the FDA panel recommendation for approval, correct?

Hal Hurwitz:	Right. So what we are yet to recognize, but what Boston Scientific has already announced as having been achieved is the second milestone.

Mark Landy:	Right. And if those folks address that the payment could be equal to the first payment on FDA approval, one could assume that your number could be in excess of $5 million as an assumption.

Hal Hurwitz:	Mark, I can’t get that specific because if for no other reason I can’t scoop Boston Scientific on that.

Mark Landy:

Oh no, they have actually mentioned that the payment is in the similar amount of the first payment, that is what they have mentioned publicly. So would my assumption be there could be a similar payment?

Hal Hurwitz:	It is in the range and past that I will yield to them.

Mark Landy:	Okay, thank you very much guys.

Tom Wilder:	Thank you Mark.

Operator:	Your next question comes from Larry Haimovitch, HMPC.

Larry Haimovitch:	Good morning gentlemen.

Tom Wilder:	Good morning Larry.

Larry Haimovitch:

Mark has asked some of the questions I was going to ask, but I do have a couple of additional ones as well. The number of fully diluted shares outstanding comes out to 29 million. Is that the most accurate up-to-date number with the affect of the financings that you have done?

Hal Hurwitz:

No, Larry that is the weighted average shares that were used for this quarter as the EPS calculation, but the total outstanding as we stand today is at 34.8 million. The reason for the difference is the closing of the second stage of the PIPE occurred mid quarter this quarter, so it wasn’t given full weight.

Larry Haimovitch:	Okay, so the cash balance that you showed did include the second traunche of the financing?

Hal Hurwitz:	It did.

Larry Haimovitch:	But it doesn’t include the payment from Boston Scientific, which will come in the second quarter.

Hal Hurwitz:	That is correct.

Larry Haimovitch:

Okay, so you have burned through quite a bit of cash already, and of course, a lot of it was for the Dendron acquisition, wasn’t it. I guess I have to remember that. That includes a big payment. Dendron was twenty-something million in cash, wasn’t it?

Hal Hurwitz:	That is right.

Larry Haimovitch:	And then just to clarify on the stocking orders, I think, Tom, you said it was in the low hundreds of thousands.

Tom Wilder:	That is correct.

Larry Haimovitch:	Should we expect stocking orders in the second quarter or going forward or have we seen the end of stocking orders?

Hal Hurwitz:

I would first reiterate our overall revenue guidance which is because the back end of the year is contingent upon the timing of regulatory approval in key markets, as well as the rapidity of market acceptance of some key products like Sapphire and Echelon, the echelon micro catheter. So we are maintaining revenue guidance of $20-24 million following first quarter revenue of $5.2. So that is my first statement.

The second statement, I would expect that over the next several quarters that we will periodically experience stocking orders and I don’t expect them to exceed that in magnitude, but we don’t know, but it is low one hundreds of thousands and as far as looking forward, our guidance remains unchanged.

Larry Haimovitch:	Remind me again of the regulatory time lines you are looking at for the Dendron coil in the U.S. I think last time I remember you were talking to the summertime.

Tom Wilder:

Yeah, when we announced the acquisition of the Dendron Company last September we established guidance that we would be launching in mid 2003 and we have submitted our 510(k) application and are confident that guidance remains valid.

Larry Haimovitch:	And Japan?

Tom Wilder:	Japan, we are maintaining guidance that we will obtain approval to market in Japan during 2004.

Larry Haimovitch:	Okay. Anytime, the first half or second, have any more color on that?

Tom Wilder:	If you can help me narrow that down, I would love it. I would think it would be inappropriate at this time to try to narrow that window.

Larry Haimovitch:	Well, I. would try to help you, but I have tried and failed many times. So I know how difficult that is, the Japanese regulatory situations are probably even more difficult to predict than our FDA.

I have one final question; it is a question on the competitive landscape in coils. As you folks are very aware, there is more than one other company in the market. You have got Target, you have got MicroVention, you have got Cordis, and you have got Micris. I believe the Dendron coil will be the fifth coming to the market? Is that right?

Tom Wilder:	Yeah, that is correct.

Larry Haimovitch:

Tell me how you are going to win in the marketplace with – I know you are very confident it is a good product, but you have got some formidable competition and you have got people already well, well infringed in the market with large sales forces. I wonder if you can elaborate a little bit on your strategy to gain market share in the coil market.

Tom Wilder:

Certainly, first of all let’s talk about product. The breadth of our Sapphire product line alone, as well as the overall MTI product line when one includes the best-in-class wire technology, balloon technology, Onyx, as well as Sapphire and micro catheter technology, simply outpaces what I would call the second tier competitors in coils, Micrus, MicroVention and I would add in Cook. Boston Scientific and Cordis are large established players with broader lines. I believe and we are experiencing a significant synergy as we go internationally with the combined product offering and I believe our Q1 revenues in part reflect that momentum.

The second point that I would mention is people. And that is through our alliance with ev3 we have access to an international market and organization of caliber that is world class and I hope that as we enter the market in Japan through the new partnership that will begin to manifest itself over the next two years. So my comment is yes, there are five or six coil competitors, as there are five or six balloon catheter competitors. The key is what is the breadth of your offering in terms of distribution service and technology to the customer? We believe we have a very broad offering that will bode us well in the future.

Larry Haimovitch:	I will ask one more question and then I will jump back in the queue and that is when Sapphire is approved in the

U.S., how many dedicated interventional neuro salespeople will you have calling on customers in the U.S.? How large will the sales force be?

Tom Wilder:

I think by the time we are running on an annualized basis I would expect low teens. Case concentration is fairly high in the neurovascular institutions and the U.S. is readily coverable, we believe, with a sales force in that time.

Larry Haimovitch:	So somewhere at around 15 or so, somewhere in that ball park?

Tom Wilder:	In the teens.

Larry Haimovitch:	Okay, great. Thank you very much.

Operator:	Your next question comes from Tom Gunderson, US Bank Corp.

Tim Nelson:	Hi. Can you hear me?

Tom Wilder:	Yes.

Tim Nelson:

This is Tim Nelson for Tom Gunderson. Could you talk a little bit about the options you might have for speeding enrollment on Onyx? Can you tell me the number of centers you are working with in the U.S. and whether or not you are thinking about growing that and what that might cost?

Tom Wilder:

I think, Tim, as I mentioned in the script we have 16 sites with IRB approval. We are exploring a number of options and honestly, I would rather, because every option that we explore will have to be approved by both investigators as well as the FDA, it is a fairly complex subject and I would rather not get into it. I would look forward to our next call where I will have more information about what exactly we are going to do.

Tim Nelson:

How about in terms of you talking about the inclusion criteria being somewhat more restrictive. Is there any reason to believe that would restrict your label and whether that would restrict your market opportunity when you get approval, or restrict your competitive position vis-à-vis the other group of competitors?

Tom Wilder:	I don’t believe that would be a restriction upon commercialization in the U.S.

Tim Nelson:	Okay, great. Thank you very much.

Operator:	Your next question comes from Kevin Kotler of Galleon.

Kevin Kotler:	Hey Tom, good morning.

Tom Wilder:	Good morning Kevin.

Kevin Kotler:

Nice increase on the revenues. A few questions and I am sorry, I didn’t have this and maybe Hal can help me out, one is you have a loss of $6 million; what is your real cash burn when you move out the amortization expense for the quarter?

Hal Hurwitz:

Kevin that takes several categorizations, several bucketings because of acquisition related expenses. So not only that, but we have the financing during the quarter. Mark’s observation as far as cash burn during the quarter was accurate in total, but I would like to defer on bucketing those until we complete our first quarter reporting before I get into detail on it.

Kevin Kotler:

Okay, I didn’t hear the Mark answer and I also wanted to just put the burn in respect to two things, one is you have talked about some patent stuff that might have sounded like onetime expenses and then, two, which would probably be future looking would be how many peripheral salespeople do you have and what is their cost benefit when you remove them and start distributing through ev3?

Tom Wilder:

Let me take that, Kevin. We actually have zero peripheral salespeople in the United States and we will be going to a sizable peripheral sales organization with our ev3 partner. So the synergies that we get out of that deal are not focused on operating expense, they are focused on revenue upside as well as an improved focus.

Kevin Kotler:	Got you. So on the cash burn answer, what did you say the number was?

Hal Hurwitz:	Yeah, I didn’t. I didn’t. There are an aggregate number of burn for the quarter, but I don’t think it is representative of subsequent quarters because of the acquisition and financing activity. So I would like to defer until the Q when we have got that properly bucketed before I give you a specific answer to that.

Tom Wilder:

Yeah, Kevin, if I could follow, Hal mentioned in the script and previously we have our clinical trial spending during 2002 as we exited the year was significant. We were preparing and wrapping up an Onyx AVM trial as well as kicking off an aneurysm trial. As we have new leadership in this functional area and as we move off of the Onyx AVM PMA effort, we expect those costs to significantly decrease in ensuing quarters.

Kevin Kotler:

All right. I was just going to point the thing that Mark said was exactly the issue that investors will have is the glimmer of mid 2004, have enough cash for that and then what the perceived burn rate is relative to your cash position. And I do think actually your 10-K says that the expected Enteric milestone is seven to eight million that is going to come in on the second quarter. So obviously you will have more than 20 million, but just to do the math, it is a little worrisome for someone who is looking at the company, so obviously as soon as you can clarify that, that would be great.

In terms of Onyx or AVM, did you ask –

Tom Wilder:

Kevin, if I can comment, one of the challenges we face is our product and technology portfolios is significant and while we have maintained revenue guidance, we have an opportunity for a looming PMA approval on Onyx in 2004 with an opportunity to enter the Japan market in 2004. We will have a full year of Sapphire sales in 2004 as well, so one of the challenges that we face is this is not a single product start-up company. We are moving forward a variety of technology platforms that if we execute will result in a substantial franchise in a 2004, 2005 timeframe. So one of the dilemmas we face is we will try to make judicious use of our cash resources as we hope to demonstrate in ensuing quarters, but our burn rate is a function in part of the medium term opportunity that we see.

Kevin Kotler:	Right. I appreciate that. Two other questions, Onyx or AVM, did you ask for an expedited review?

Tom Wilder:

I am not going to comment on our particular deliberations with the FDA. I mentioned that we submitted it as we announced in early March and I am very pleased with the progress that we are making on that application.

Kevin Kotler:	Would you announce it if you got expedited review or would you tell us?

Tom Wilder:

No, I don’t think I would. One of the things that we are trying to do at MTI is to establish milestones and through operational discipline achieve those milestones and I think that in and of itself I don’t think we would announce.

Kevin Kotler:

Okay, and one other thing, on the old Onyx trials for aneurysms, did you roll like 60 or 100 patients on that? And just refresh my memory, what has been the follow up on those patients? How does the data look and as you think about what you are going to do next step, isn’t there just an argument to be made to the FDA that these are non-coil patients, candidates, and it should be approved for that indication?

Tom Wilder:

I think we have about 60 patients from our original IDE experience and if one looks at that, the long term results mirror our experience with the cameo trial, which is that Onyx is a very, very compelling therapy option for patients with larger more, complex aneurysms.

To your comment about the FDA just giving us an indication for non-coilable aneurysms, we have ongoing discussions with the FDA in the past and as we mentioned we have some legwork ahead of us as we revisit our IDE trial as it is currently structured. So I can’t offer anymore information than that.

Kevin Kotler:

One last thing, actually, Tom, could you just tell us that when you looked at the ev3 just because ev3 is tied into your investor base, that the economic terms to Micro Therapeutics is as competitive as it would be if you used another distributor besides ev3?

Tom Wilder:

Yeah, I can tell you two things. First of all, I spent three years in Asia with Medtronic and I am well aware of distribution economics in Asia and I am very pleased with the terms that I have for the Japan opportunity. I am very pleased; I think they are very competitive. And with regard to the U.S. interventional radiology distribution arrangement, we have access to a large distribution sales force, and again, they are competitive. We pursued a very deliberate process involving an independent committee of our board of directors to evaluate each and every one of these relationships before we proceeded. Does that answer your question?

Kevin Kotler:	Yeah, it does. Who is on the independent committee, just curious?

Tom Wilder:	Three of our directors.

Kevin Kotler:	Okay, you don’t want to specifically say who they are?

Tom Wilder:	Yeah, Kim Blickenstaff, Rick Randall and George Wallace.

Kevin Kotler:	Got you. Thanks so much.

Tom Wilder:	Sure.

Operator:	At this time I would like to remind everyone in order to ask a question, please press star and then the number one on your telephone keypad.

At this time there are no further questions. Mr. Wilder, are there any closing remarks?

Tom Wilder:

I would like to thank you all for joining us today. The entire MTI team and I are very excited about what we have in store for the balance of 2003. We appreciate your continued support. If anyone has further questions, we invite you to contact us here at MTI. Thank you again.

Operator:	This concludes today’s Micro Therapeutic 2003 1st Quarter Financial Results conference call. You may now disconnect.